Exhibit 99.4

GLOBAL EARTH ENERGY, INC. (GLER) ANNOUNCES LETTER OF INTENT TO CONSUMMATE A THIRD ACQUISITION

WILMINGTON, N.C.-May 03, 2013-Global Earth Energy Inc.'s (GLER.OTCQB) President, Mr. Sydney A. Harland, announces that GLER, through a Letter of Intent, intends to acquire a third income-producing asset, the Sunrise Highway Office Building, located at, 381 Sunrise Highway, Lynbrook, New York 11563.  The acquisition will only occur if Global Earth Energy and the seller of the property can execute a binding agreement of sale and purchase.  As of this date, no such agreement has been executed.  If an agreement is executed, proper notification will be made.

Financial details are as follows:

Square Footage: 58,491

Acquisition Price: $8,700,000.00

Gross Revenue-$1,600,000.00

Expenses-$520,000.00

Net Operating Income-$1,080,000.00

Assumable Debt Service: $5,000,000.00 @ 3.5% (Monthly Debt Payment: $20,229.00) (Annually: $242,748.00)

Net Income Available for Cash Flow: $837,252.00

Through the acquisition, if an agreement can be executed with the seller of the property, Global Earth Energy intends to pay for the property pursuant to the assumption of debt in the amount of $5,000,000.00 and the issuance of a $3,700,000.00 Convertible Promissory Note, yielding 0.575% interest-only against assignment of rental income and leases, convertible into 12,000,000 shares of the common stock of Global Earth Energy.  Once an agreement of sale and purchase is executed, the transaction is expected to close within 45 days thereafter pursuant to an escrow settlement procedure between all parties involved.

Thus far, Mr. Meier (Mack) Frankel who was recently added to the Board of Directors of Global Earth Energy, Inc., has arranged a third real estate asset to position GLER for profitability, while the board reviews all, “proven methods” to enhance value for “existing shareholders.”

For more information about Global Earth Energy please contact, Mr. Sydney A. Harland or Mr. Meier (Mack) Frankel at 1-910-270-7749and/or Rich Kaiser, YES INTERNATIONAL, Investor Relations, 757-306-6090 http://www.globalearthenergy.com/

This news release contains forward-looking statements which involve known and unknown risks, delays, and uncertainties not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or expectations implied by these forward-looking statements.

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